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Deloitte &
    Touche
__________               _____________________________________________________
                         Deloitte & Touche LLP         Telephone:(503)222-1341
                         Suite 3900                    Facsimile:(503)224-2172
                         111 S.W. Fifth Avenue
                         Portland, Oregon 97204-3642



                                                                    Exhibit 15



November 4, 1999



PacifiCorp
825 N.E. Multnomah
Portland, Oregon


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended September 30, 1999 and 1998, as indicated in our report dated November 4, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, is incorporated by reference in Registration Statement Nos. 33-51277, 33-54169, 33-57043, 33-58461, 333-10885, and 333-45851, all on Form S-8; Registration
Statement No. 33-36239 on Form S-4; Registration Statement Nos. 33-62095 and 333-09115 on Form S-3; and Form F-4 No. 333-77877.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





DELOITTE & TOUCHE LLP